EXHIBIT 99.1

SigmaTron International, Inc. Operations Status Update

ELK GROVE VILLAGE, Ill., April 23, 2020 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, hereby provides an update on its international operations due to the international footprint that it enjoys and the various COVID-19 related mandates issued in the countries where the Company has operations.

Our China operation was shut down for one week after Lunar New Year in February 2020.  It resumed operations on February 11, 2020 and slowly added personnel such that by the end of  February 2020 it was back to the same level of capacity it had prior to Lunar New Year.  At this time, there are no issues affecting manufacturing capacity and operations.

Our Vietnam operation has no mandates in place that have affected the operation.  It has been in full production the entire period.

Our international purchasing office in Taiwan has no mandates in place affecting it.  There have been no disruptions in support of our manufacturing operations for the entire period.

Regarding our operation in Union City, California, we were told on Monday, March 16, 2020 that under a Shelter-in-Place Order from Alameda County we were required to shut down operations that day.  We were closed the next four days.  In response to certifications by our customers that their products were essential and that they were Essential Businesses under applicable State and County Orders we resumed operations on Monday, March 23, 2020 with about 60% of our workforce. We are currently up to 80% of our workforce in place and waiting for an update regarding the current Shelter-in-Place Order at the State level that runs through April 30, 2020.

Illinois issued its Shelter-in-Place Order on March 20, 2020.  The vast majority of its customers qualified as Essential Businesses under the Illinois Order and for that reason the operation has remained open during the entire period, though not at full strength.  Initially we had 60% of our workforce in place.  We currently have approx. 80% of our workforce on the job and we are waiting for an update on the current Shelter-in-Place Order that expires on April 30, 2020.

Our operation in Tijuana, Mexico was visited by Federal inspectors on Wednesday, April 15, 2020 who decided that our operation is not an Essential Business under the Mexican Decrees and was required to shut down that day.  The initial Decree was set to expire on April 30, 2020.  We just received notice that the initial Decree is now extended to May 30, 2020.  We are appealing the mandatory shutdown decision but we have had no feedback from the government to date.  We are also supporting various organizations working with the U.S. and Mexican administrations regarding the definition of Essential Businesses.

In Acuna, Mexico we had a similar experience as Tijuana with the operation shut down on April 21, 2020.  With the extension of the Decrees, Acuna will be allowed to reopen on either May 18, 2020 or May 30, 2020.  We continue to appeal this decision and also like Tijuana, we are supporting groups working to achieve reciprocity between the two countries in terms of defining what an Essential Business is.

Regarding our Chihuahua, Mexico operation, the Federal inspectors determined that our operation is an Essential Business and it remains in production.  We had a significant number of employees that the government mandated be sent home because of age or underlying conditions but production continues.

Gary R. Fairhead, President, CEO and Chairman, stated, “At this time, it is a significant problem that the Mexican Decrees do not define Essential Businesses in the same manner as the U.S. Orders. This is a very fluid situation and we are hopeful that the two governments understand the necessity to coordinate the definition.

“During this period, we have taken appropriate safety measures to protect our employees at work.  Employee safety is paramount in terms of our approach to this unprecedented situation.

“Obviously, COVID-19 issues will have a negative impact on our fourth quarter and operations going forward.  Many of our customers continue to have strong demand in spite of the condition of the global economy and we are hopeful that as the U.S. and other governments start to open up their economies production and resultant revenue will continue to improve.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the ability to meet the Company’s financial covenant; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 (commonly known as “Coronavirus”) which has threatened the Company’s financial stability by causing a decrease in consumer spending, has negatively affected global economies, caused a disruption to the Company’s global supply chain, and caused the Company to incur government mandated closures of factories or reduced production tied to lower staffing; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095